Exhibit 5
[Letterhead of Bracewell & Giuliani LLP]
April 1, 2009
Tennessee Gas Pipeline Company
1001 Louisiana Street
Houston, Texas 77002
Ladies and Gentlemen:
We have acted as special counsel to Tennessee Gas Pipeline Company, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement on Form S-4 filed by the Company with the Commission on April 1, 2009 (the “Registration Statement”), relating to the registration of the offer by the Company to exchange up to $250,000,000 aggregate principal amount of its 8.000% Notes due 2016 (the “New Notes”) for its existing 8.000% Notes due 2016 (the “Old Notes”). The New Notes are proposed to be issued in accordance with the provisions of the Indenture dated as of March 4, 1997 (the “Base Indenture”), by and between the Company and Wilmington Trust Company (as successor in interest to JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank)), as trustee (the “Trustee”), as supplemented by the Sixth Supplemental Indenture dated as of January 27, 2009 by and between the Company and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). At your request, this opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act for filing as an exhibit to the Registration Statement.
In connection with rendering this opinion, we have examined originals or copies of (1) the Registration Statement, including the form of the prospectus included therein, (2) the Base Indenture, (3) the Supplemental Indenture, including the forms of the notes attached as exhibits thereto, (4) the Registration Rights Agreement dated as of January 27, 2009 by and among the Company, Deutsche Bank Securities Inc., Banc of America Securities LLC, Credit Suisse Securities (USA) LLC, and Greenwich Capital Markets, Inc., as representatives of the several initial purchasers of the Old Notes, (5) the certificate of incorporation and by-laws of the Company, each as amended to the date hereof, (6) certain resolutions of the Board of Directors of the Company, (7) the Form T-1 of the Trustee filed as an exhibit to the Registration Statement, and (8) such other documents and records as we have deemed necessary and relevant for purposes hereof. In addition, we have relied upon certificates of officers of the Company and of public officials as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

Tennessee Gas Pipeline Company
April 1, 2009

In connection with this opinion, we have assumed that the New Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.
Based on the foregoing, and subject to the limitations, exceptions, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that when (a) the New Notes have been exchanged for Old Notes in the manner described in the Registration Statement, including the prospectus included therein, (b) the New Notes have been duly executed, authenticated, issued and delivered in accordance with the terms of the Indenture, (c) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (d) any applicable provisions of any “blue sky” laws have been complied with, the New Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
We express no opinion concerning (a) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law, (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based on negligence or any violation of federal or state securities laws or (c) the effect of (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to or affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
The foregoing opinions are based on and are limited to the contract laws of the State of New York, the General Corporation Law of the State of Delaware and the relevant federal law of the United States of America, and we render no opinion with respect to any other laws or the laws of any other jurisdiction.
We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,
/s/ Bracewell & Giuliani LLP
Bracewell & Giuliani LLP